UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

EMERGE ENERGY SERVICES LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5600 Clearfork Main Street, Suite 400

Fort Worth, Texas 76109

(Address of principal executive offices, including zip code)

(817) 618-4020

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	EMESZ	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.03   Bankruptcy or Receivership.

As previously disclosed on July 15, 2019, Emerge Energy Services LP (the “Partnership”), along with its general partner Emerge Energy Services GP, LLC (the “Old General Partner”) and certain of the Partnership’s subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief (the cases commenced thereby and jointly administered under case number 19-11563, the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On December 10, 2019, the Partnership filed with the Bankruptcy Court the proposed Second Amended Joint Plan of Reorganization for Emerge Energy Services LP and Its Affiliate Debtors under Chapter 11 of the Bankruptcy Code, dated December 10, 2019, as described below (as amended, modified or supplemented from time to time, the “Plan”). On December 18, 2019, the Bankruptcy Court entered an order, Docket No. 682 (the “Confirmation Order”), confirming and approving the Plan.

Plan of Reorganization

The following is a summary of the material terms of the Plan. This summary highlights only certain substantive provisions of the Plan and is not intended to be a complete description of the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Plan provides for the following treatment of claims against and interests in the Partnership:

•

Holders of claims under the Partnership’s Second Amended and Restated Revolving Credit and Security Agreement, dated as of January 5, 2018, by and among the Partnership, the Debtors party thereto, PNC Bank, National Association, as administrative agent and collateral agent, and the financial institutions from time to time party thereto, will be paid in full in cash from the proceeds of the Exit Facility Loans (as defined in the senior secured asset-based revolving credit and security agreement, by and among the Partnership, the Debtors party thereto, HPS Investment Partners, LLC, as administrative agent and collateral agent and the financial institutions from time to time party thereto (the “Exit Facility”)) on the date when all the conditions to effectiveness of the Plan have been satisfied or waived (the “Effective Date”);

•

Holders of claims under the Partnership’s debtor-in-possession credit and security agreement, the Partnership previously entered into with the Debtors party thereto, HPS Investment Partners, LLC, as administrative Agent, and the lenders party thereto (the “DIP Credit Agreement”), will be (a) paid in full in cash from the proceeds of the Exit Facility Loans on the Effective Date or (b) receive such other treatment as agreed with the Debtors;

•

Holders of claims under the Partnership’s Prepetition Notes will receive their pro rata share of (1) newly-issued equity interests (the “New Emerge GP Equity Interests”) in EES GP, LLC, the new general partner of the Partnership (the “New General Partner”); (2) newly-issued preferred units representing limited partner interests in the Partnership (the “Preferred Interests”) less any Preferred Interests issued to satisfy DIP Credit Agreement Claims; and (3) one hundred percent (100%) of the newly-issued common units representing limited partner interests in the Partnership (the “New Limited Partner Interests”) issued and outstanding on the Effective Date prior to dilution by equity interests issued under the New Management Incentive Plan;

•	Holders of general unsecured claims will not receive any distribution or retain any property on account of such general unsecured claims;

•	Holders of equity interests in the Old General Partner will not receive any distribution or retain any property on account of such equity interests; and

•	Holders of common units representing limited partner interests in the Partnership prior to the Effective Date will not receive any distribution or retain any property on account of such common units.

Unless otherwise specified, the treatment set forth in the Plan and Confirmation Order will be in full satisfaction of all claims against and interests in the Partnership, which were discharged on the Effective Date.

Management Incentive Plan

As soon as reasonably practicable after the Effective Date, the reorganized Partnership will adopt and implement a management incentive plan (the “New Management Incentive Plan”), which will dilute all of the New Limited Partner Interests equally, and which will be on the terms and conditions (including recipients, individual awards and vesting periods) will be determined by the Partnership’s new board of directors.

Settlement of Claims and Releases

The Plan incorporates an integrated compromise and settlement of claims to achieve a beneficial and efficient resolution of the Chapter 11 Cases. Unless otherwise specified, the settlements, distributions, and other benefits provided under the Plan, including the release and exculpation provisions included therein, are in full satisfaction of all claims and causes of action that could be asserted.

Item 9.01.                   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Second Amended Joint Plan of Reorganization for Emerge Energy Services LP and Its Affiliate Debtors under Chapter 11 of the Bankruptcy Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP
	By:	EES GP, LLC, its general partner

Date: December 26, 2019
	By:	/s/ Rick Shearer
Rick Shearer
Chief Executive Officer